                           OFFER TO PURCHASE FOR CASH
             UP TO 2,000,000 UNITS OF LIMITED PARTNERSHIP INTEREST
                                       OF
                        RESOURCES PENSION SHARES 5, L.P.
                                      FOR
                               $6.00 NET PER UNIT
                                       BY
                         PRESIDIO RPS ACQUISITION CORP.

--------------------------------------------------------------------------------
THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 17, 1998, UNLESS EXTENDED.
--------------------------------------------------------------------------------

     Presidio RPS Acquisition Corp. (the "Purchaser"), a Delaware corporation, hereby offers to purchase up to 2,000,000 of the outstanding Units of Limited Partnership Interest ("Units") of Resources Pension Shares 5, L.P. (the "Partnership"), a Delaware limited partnership, for $6.00 per Unit (the "Purchase Price"), net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). HOLDERS OF UNITS ("UNITHOLDERS") WHO TENDER THEIR UNITS WILL NOT BE OBLIGATED TO PAY ANY COMMISSIONS OR PARTNERSHIP TRANSFER FEES. The 2,000,000 Units sought pursuant to the Offer represent approximately 35% of the total Units outstanding as of December 31, 1997.

     The Purchaser is an affiliate of Resources Capital Corp., Resources Pension Advisory Corp., and Presidio AGP Corp, the general partners of the Partnership (collectively, the "General Partner"). While the Purchaser believes that limited partners will maximize their investment in the Partnership by retaining their Units, the Offer is being made to afford Unitholders who desire liquidity the opportunity to dispose of their Units at a price that may be in excess of that afforded in the informal secondary market and that exceeds the price in a recent, unsolicited third party limited tender offer to purchase fewer than 5% of the outstanding Units for $5.00 per Unit. The weighted average selling price in the secondary market for the most recent period as reported in Partnership Spectrum, an independent third-party industry publication, was $5.25 per Unit, without giving effect to commissions and other transactional costs payable by sellers of Units (which typically range between 8% and 10% of the reported selling price). Assuming commissions and transactional costs of 9%, $4.78 of the $5.25 weighted average selling price would be received by selling Unitholders in the secondary market. Unitholders who tender their Units will not be obligated to pay any commissions or Partnership transfer fees.

     Before tendering, Unitholders are urged to consider the following factors:

- The net asset value of the Partnership as of December 31, 1997 has been estimated by the Purchaser (which is an affiliate of the General Partner) at approximately $8.75 per Unit (the "Net Asset Value"). (See - "THE TENDER OFFER - Purchase Price Considerations".)

- As of December 31, 1997, the Partnership had approximately $15,700,000 of reserves, a substantial portion of which is attributable to mortgage principal payments and property sales ("Disposition Proceeds"). The General Partner is actively seeking new investment opportunities for these funds. Pursuant to the terms of the Partnership Agreement,

                                                        (CONTINUED ON NEXT PAGE)
                   ----------------------------------------

If you have any questions or need additional information, you may contact The Herman Group, Inc., the Information Agent for the Offer (the "Information Agent") at:
                                (800) 992-6209

February 18, 1998

(CONTINUED FROM COVER PAGE)

     until April 1998 the Partnership is not permitted to distribute Disposition Proceeds and, after that date, the Partnership may either distribute or reinvest such proceeds or continue to hold such proceeds in reserve. The Partnership is not required to be liquidated until December 2010.

- The Purchaser and the General Partner are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partner. (See "THE TENDER OFFER - Section 10. Conflicts of Interest and Transactions with Affiliates".) As a result of the affiliation between the Purchaser and the General Partner, the Partnership has advised the Purchaser that it makes no recommendation and is remaining neutral as to whether a Unitholder should tender Units in the Offer.

- The Offer is being made to afford liquidity to Unitholders. However, the Purchaser (which is an affiliate of the General Partner) is also making the Offer with a view to making a profit. Accordingly, in establishing the Purchase Price, the Purchaser was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, the General Partner or any affiliate of the Purchaser or the General Partner as to such fairness.

- Depending upon the number of Units tendered pursuant to the Offer, the Purchaser (which is an affiliate of the General Partner) could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partner, sales of assets and dissolution of the Partnership. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by non-tendering Unitholders.

- Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer".)

- Unitholders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by the ownership of such Units, including potential future distributions by the Partnership and potential appreciation in the value of the Units (except that Unitholders will continue to be entitled to receive the $.11 per Unit distribution to be made by the Partnership during the first quarter of 1998 with respect to the fourth quarter of 1997).

- Unitholders could, as an alternative to tendering their Units, propose a variety of possible actions including dissolution of the Partnership or removal and replacement of the General Partner.

     The Offer is not conditioned upon any minimum number of Units being tendered. If more than 2,000,000 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase on a pro rata basis 2,000,000 Units, subject to the terms and conditions herein.

     The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept any Units for payment, (iii) upon the occurrence of any of the conditions specified in
Section 14 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any Units not theretofore accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both). Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

     UNITHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR UNITS. ANY UNITHOLDER DESIRING TO TENDER UNITS SHOULD COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) AND MAIL OR DELIVER THE SIGNED LETTER OF TRANSMITTAL TO THE DEPOSITARY FOR THE OFFER (THE "DEPOSITARY"), AT THE FOLLOWING ADDRESS:

                                THE HERMAN GROUP, INC.

     BY HAND, MAIL OR OVERNIGHT DELIVERY:    2121 SAN JACINTO STREET
                                             26TH FLOOR
                                             DALLAS, TEXAS  75201


     BY FACSIMILE:                           (214) 999-9348 OR (214) 999-9323


     IF YOU HAVE ANY QUESTIONS OR IF YOU NEED ASSISTANCE IN COMPLETION OF THE LETTER OF TRANSMITTAL, YOU MAY CONTACT THE INFORMATION AGENT FOR THE OFFER BY
CALLING:

                                 (800) 992-6209

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
INTRODUCTION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  1

THE TENDER OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
     Section 1.  Terms of the Offer. . . . . . . . . . . . . . . . . . . . .  4
     Section 2.  Proration; Acceptance for Payment and Payment for Units . .  4
     Section 3.  Procedures for Tendering Units. . . . . . . . . . . . . . .  5
     Section 4.  Withdrawal Rights . . . . . . . . . . . . . . . . . . . . .  6
     Section 5.  Extension of Tender Period; Termination; Amendment. . . . .  6
     Section 6.  Certain Federal Income Tax Consequences . . . . . . . . . .  7
     Section 7.  Effects of the Offer. . . . . . . . . . . . . . . . . . . .  9
     Section 8.  Future Plans. . . . . . . . . . . . . . . . . . . . . . . .  9
     Section 9.  Certain Information Concerning the Partnership. . . . . . . 10
     Section 10.  Conflicts of Interest and Transactions with Affiliates.. . 15
     Section 11.  Certain Information Concerning the Purchaser . . . . . . . 15
     Section 12.  Source of Funds. . . . . . . . . . . . . . . . . . . . . . 16
     Section 13.  Purchase Price Considerations. . . . . . . . . . . . . . . 16
     Section 14.  Conditions of the Offer. . . . . . . . . . . . . . . . . . 18
     Section 15.  Certain Legal Matters. . . . . . . . . . . . . . . . . . . 19
     Section 16.  Fees and Expenses. . . . . . . . . . . . . . . . . . . . . 20
     Section 17.  Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . 20


     Appendix A     Glossary

     Schedule 1 Information With Respect to the Executive Officers and Directors of the Purchaser and Presidio Capital Corp.

To the Holders of Units of Limited Partnership Interest of
RESOURCES PENSION SHARES 5, L.P.

                                  INTRODUCTION

     The Purchaser hereby offers to purchase up to 2,000,000 of the outstanding Units for $6.00 per Unit, net to the seller in cash, without interest, upon the terms set forth in this Offer to Purchase and in the related Letter of Transmittal, as each may be supplemented or amended from time to time. Unitholders who tender their Units will not be obligated to pay any commissions or partnership transfer fees. The Purchaser is an affiliate of the General Partner.

     Before tendering, Unitholders are urged to consider the following factors:

- The Net Asset Value of the Partnership as of December 31, 1997 has been estimated by the Purchaser (which is an affiliate of the General Partner) at approximately $8.75 per Unit. (See - "THE TENDER OFFER - Purchase Price Considerations".)

- As of December 31, 1997, the Partnership had approximately $15,700,000 of reserves, a substantial portion of which is attributable to Disposition Proceeds. The General Partner is actively seeking new investment opportunities for these funds. Pursuant to the terms of the Partnership Agreement, until April 1998 the Partnership is not permitted to distribute Disposition Proceeds and, after that date, the Partnership may either distribute or reinvest such proceeds or continue to hold such proceeds in reserve. The Partnership is not required to be liquidated until December 2010.

- The Purchaser and the General Partner are affiliated and, accordingly, certain conflicts of interest with respect to the Offer may exist for the General Partner. (See "THE TENDER OFFER - Section 10. Conflicts of Interest and Transactions with Affiliates".) As a result of the affiliation between the Purchaser and the General Partner, the Partnership has advised the Purchaser that it makes no recommendation and is remaining neutral as to whether a Unitholder should tender Units in the Offer.

- The Offer is being made to afford liquidity to Unitholders. However, the Purchaser (which is an affiliate of the General Partner) is also making the Offer with a view to making a profit. Accordingly, in establishing the Purchase Price, the Purchaser was motivated to set the lowest price for the Units which might be acceptable to Unitholders consistent with the Purchaser's objectives. Such objectives and motivations may conflict with the interest of Unitholders in receiving the highest price for their Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, the General Partner or any affiliate of the Purchaser or the General Partner as to such fairness.

- Depending upon the number of Units tendered pursuant to the Offer, the Purchaser (which is an affiliate of the General Partner) could be in a position to significantly influence all Partnership decisions on which Unitholders may vote, including decisions regarding removal of the General Partner, sales of assets and dissolution of the Partnership. (See "THE TENDER OFFER - Section 7. Effects of the Offer".) This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and (ii) the Purchaser may be able to take action desired by the Purchaser but opposed by non-tendering Unitholders.

- Consummation of the Offer may limit the ability of Unitholders to dispose of Units in the secondary market during the twelve month period following completion of the Offer. (See "THE TENDER OFFER - Section 7. Effects of the Offer".)

- Unitholders who tender their Units will be giving up the opportunity to participate in any future potential benefits represented by the ownership of such Units, including potential future distributions by the Partnership and potential appreciation in the value of the Units (except that Unitholders will continue to be entitled to receive the $.11 per Unit distribution to be made by the Partnership during the first quarter of 1998 with respect to the fourth quarter of 1997).

     Unitholders who desire liquidity may wish to consider the Offer. However, each Unitholder must make its own decision based upon such Unitholder's particular circumstances, including the Unitholder's own financial needs, other investment opportunities and tax position. Each Unitholder should consult with his or her own advisors, tax, financial or otherwise, in evaluating the terms of the Offer and determining whether to tender Units pursuant to the Offer.

     The Offer will provide Unitholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Unitholders may no longer wish to continue with their investment in the Partnership for a number of reasons, including:

- Although not necessarily an indication of value, the $6.00 Purchase Price is approximately 14% higher than the $5.25 weighted average net selling price for Units reported for the limited secondary market during the two month period ended November 30, 1997, without giving effect to commissions and other transactional costs payable by sellers of Units (which typically range between 8% and 10% of the reported selling price). ASSUMING COMMISSIONS AND TRANSACTIONAL COSTS OF 9%, $4.78 OF THE $5.25 WEIGHTED AVERAGE SELLING PRICE WOULD BE RECEIVED BY SELLING UNITHOLDERS IN THE SECONDARY MARKET. Unitholders who tender their Units will not be obligated to pay any commissions or Partnership transfer fees. The $6.00 Purchase Price is also 20% higher than the recent tender offer ("the Everest Offer") by Everest Investors 8, LLC ("Everest"), an independent third party, to purchase Units for $5 per Unit.

- The Offer will provide Unitholders with an immediate opportunity to liquidate their investment in the Partnership without the usual transaction costs associated with market sales or partnership transfer fees.

-    The absence of a formal trading market for the Units.

- By selling their Units in the Offer, Unitholders avoid the continuing administrative costs (such as accounting, tax reporting, limited partner reporting and public company reporting requirements) and resultant indirect negative financial impact on the value of the Units of a publicly registered limited partnership.

- General disenchantment with real estate investments, particularly long-term investments in limited partnerships.

     The Purchase Price was determined as a result of the Purchaser's own independent analysis. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price. Unitholders are urged to consider carefully all the information contained herein before accepting the Offer. (See "THE TENDER OFFER - Section 13. Purchase Price Considerations".)

     The Offer is not conditioned upon any minimum number of Units being tendered. If more than 2,000,000 Units are validly tendered and not withdrawn, the Purchaser will accept for purchase on a pro rata basis 2,000,000 Units, subject to the terms and conditions herein.

     According to the Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as of March 1, 1997 there were 5,690,843 Units issued and outstanding held by approximately 5,693 Unitholders. The Purchaser and its affiliates own, in the aggregate, 624,935.33 Units, constituting approximately 11% of the Units outstanding.

     Certain information contained in this Offer to Purchase which relates to the Partnership, or represents statements made by the General Partner, has been derived from information provided to the Purchaser by the General Partner.

     UNITHOLDERS DESIRING TO TENDER UNITS SHOULD COMPLETE AND SIGN THE LETTER OF TRANSMITTAL (OR A FACSIMILE THEREOF) AND MAIL OR DELIVER THE SIGNED LETTER OF TRANSMITTAL TO THE DEPOSITARY AT THE FOLLOWING ADDRESS:

                                THE HERMAN GROUP, INC.

     BY HAND, MAIL OR OVERNIGHT DELIVERY:      2121 SAN JACINTO STREET
                                               26TH FLOOR
                                               DALLAS, TEXAS  75201

     BY FACSIMILE:                             (214) 999-9348 OR (214) 999-9323


     IF YOU HAVE ANY QUESTIONS OR NEED ASSISTANCE IN COMPLETION OF THE LETTER OF TRANSMITTAL, YOU MAY CONTACT THE INFORMATION AGENT BY CALLING:

                                 (800) 992-6209

                                THE TENDER OFFER

     SECTION 1. TERMS OF THE OFFER. Upon the terms of the Offer, the Purchaser will pay for Units validly tendered on or prior to the Expiration Date and not withdrawn in accordance with Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on March 17, 1998, unless the Purchaser extends the period of time during which the Offer is open. In the event the Offer is extended, the term "Expiration Date" shall mean the latest time and date on which the Offer, as extended by the Purchaser, shall expire.

     IF, PRIOR TO THE EXPIRATION DATE, THE PURCHASER SHALL INCREASE THE PURCHASE PRICE OFFERED TO UNITHOLDERS, SUCH INCREASED PURCHASE PRICE SHALL BE PAID FOR ALL UNITS ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER, WHETHER OR NOT SUCH UNITS WERE TENDERED PRIOR TO SUCH INCREASE.

     The Offer is subject to satisfaction of certain conditions. See Section 14, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion, to waive any or all of such conditions. If, on or prior to the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser may (i) decline to purchase any of the Units tendered, terminate the Offer and return all tendered Units to tendering Unitholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Units validly tendered, (iii) extend the Offer and, subject to the right of Unitholders to withdraw Units until the Expiration Date, cause the Depositary to retain the Units that have been tendered during the period or periods for which the Offer is extended, or
(iv) amend the Offer, including by increasing the Purchase Price.

     SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn is 2,000,000 or less, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, all Units so tendered. If the number of Units validly tendered on or prior to the Expiration Date and not withdrawn exceeds 2,000,000, the Purchaser will accept for payment, subject to the terms and conditions of the Offer, 2,000,000 Units so tendered on a pro rata basis (with such adjustments to avoid purchase of fractional Units and to comply with the provisions of the Partnership Agreement which prohibit any Unitholder from holding less than 100 Units).

     The Purchaser will pay for Units validly tendered and not withdrawn in accordance with Section 4 as promptly as practicable following the Expiration Date. In all cases, the Purchase Price will be paid only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal, and any other documents required by the Letter of Transmittal. (See "Section 3. Procedures for Tendering Units".)

     For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment tendered Units when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Units pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Units tendered and accepted for payment pursuant to the Offer will in all cases be made by deposit of the Purchase Price with the Depositary, which will act as agent for the tendering Unitholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Unitholders. Under no circumstances will interest be paid on the Purchase Price by reason of any delay in making such payment.

     If any tendered Units are not purchased for any reason, the Letter of Transmittal with respect to such Units will be destroyed by the Purchaser.
If for any reason acceptance for payment of, or payment for, any Units tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Units tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 14, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that the tendering Unitholders are entitled to withdrawal rights as described in Section 4; PROVIDED, HOWEVER, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

     SECTION 3.  PROCEDURES FOR TENDERING UNITS.

     VALID TENDER. To validly tender Units, a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and any other documents required by the Letter of Transmittal must be received by the Purchaser on or prior to the Expiration Date. In order to comply with certain restrictions on transfer in the Partnership Agreement, a tender which would result in the tendering Unitholder owning less than 100 Units will not be effective.

      SIGNATURE REQUIREMENTS. If the Letter of Transmittal is signed by the registered holder of the Units and payment is to be made directly to that holder, then no notarization or signature guarantee is required on the Letter of Transmittal. Similarly, if the Units are tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the Letter of Transmittal. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE LETTER OF TRANSMITTAL MUST EITHER BE NOTARIZED OR GUARANTEED BY AN ELIGIBLE INSTITUTION.

     IN ORDER FOR A TENDERING UNITHOLDER TO PARTICIPATE IN THE OFFER, UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE, WHICH IS 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 17, 1998, UNLESS EXTENDED.

     THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING UNITHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY.

     BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of backup federal income tax withholding with respect to payment of the Purchase Price, a tendering Unitholder (including a tax-exempt Unitholder) must provide the Purchaser with such Unitholder's correct taxpayer identification number by completing the Substitute Form W-9 included in the Letter of Transmittal. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

     FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the Purchase Price plus the amount of Partnership liabilities allocable to each Unit purchased, a tendering Unitholder (including a tax-exempt Unitholder) must complete the FIRPTA Affidavit included in the Letter of Transmittal certifying such Unitholder's taxpayer identification number and address and that the Unitholder is not a foreign person. (See the Instructions to the Letter of Transmittal and "Section 6. Certain Federal Income Tax Consequences".)

     OTHER REQUIREMENTS. By executing a Letter of Transmittal, a tendering Unitholder irrevocably appoints the designees of the Purchaser as such Unitholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Unitholder's rights with respect to the Units tendered by such Unitholder and accepted for payment and purchased by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Units for payment. Upon such acceptance for payment, all prior proxies given by such Unitholder with respect to such Units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, as to such Units, be empowered to exercise all voting and other rights of such Unitholder as they in their sole discretion may deem proper at any meeting of Unitholders, by written consent or otherwise. The Purchaser reserves the right to require that, in order for Units to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Units, the Purchaser must be able to exercise full voting rights with respect to such Units, including voting at any meeting of Unitholders then scheduled. In addition, by executing a Letter of Transmittal, a Unitholder also assigns to the Purchaser all of the Unitholder's rights to receive distributions from the Partnership with respect to Units which are accepted for payment and purchased pursuant to the Offer (other than the $.11 per Unit distribution to be made by the Partnership during the first quarter of 1998 with respect to the fourth quarter of 1997). (See "Section 6. Certain Federal Income Tax Consequences".)

     DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Units pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Units tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Units of any particular Unitholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Units or will incur any liability for failure to give any such notification.

     A tender of Units pursuant to any of the procedures described above will constitute a binding agreement between the tendering Unitholder and the Purchaser on the terms set forth in the Offer.

     SECTION 4.  WITHDRAWAL RIGHTS.  Except as otherwise provided in this
Section 4, all tenders of Units pursuant to the Offer are irrevocable, provided that Units tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless already accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time after April 18, 1998.

     For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Units to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

     If purchase of, or payment for, Units are delayed for any reason or if the Purchaser is unable to purchase or pay for Units for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent that tendering Unitholders are entitled to withdrawal rights as set forth in this Section 4; PROVIDED, HOWEVER, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

     Any Units properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Units may be re-tendered, however, by following any of the procedures described in Section 3 at any time prior to the Expiration Date.

     SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Units, (ii) to terminate the Offer and not accept any Units for payment, (iii) upon the occurrence of any of the conditions specified in
Section 14, to delay the acceptance for payment of, or payment for, any Units not already accepted for payment or paid for, and (iv) to amend the Offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of Units being sought, or both).
 Notice of any such termination or amendment will promptly be disseminated to Unitholders in a manner reasonably designed to inform Unitholders of such change in compliance with Rule 14d-4(c) under the Exchange Act. In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Units) is delayed in its payment for Units or is unable to pay for Units pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Purchaser may cause the Depositary to retain tendered Units and such Units may not be withdrawn except to the extent tendering Unitholders are entitled to withdrawal rights as described in Section 4; PROVIDED, HOWEVER, that the Purchaser is required, pursuant to Rule 14e-1(c) under the Exchange Act, to pay Unitholders the Purchase Price in respect of Units tendered or return such Units promptly after termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

     SECTION 6. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following summary is a general discussion of certain federal income tax consequences of a sale of Units pursuant to the Offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury Regulations thereunder, administrative rulings, practice and procedures and judicial authority as of the date of the Offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Unitholder in light of such Unitholder's specific circumstances or to certain types of Unitholders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks, insurance companies and certain types of tax-exempt organizations), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of Units pursuant to the Offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. EACH UNITHOLDER SHOULD CONSULT HIS OR ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO SUCH UNITHOLDER OF SELLING UNITS PURSUANT TO THE OFFER.

      Inasmuch as the Partnership's assets are not generating unrelated business taxable income and are not subject to "acquisition indebtedness" (as defined in the Code), a tax-exempt Unitholder generally should not realize unrelated business taxable income ("UBTI") upon a sale of Units pursuant to the Offer unless such Units are themselves held by the exempt Unitholder subject to acquisition indebtedness incurred by such Unitholder.

     Although Units were originally only sold to tax-exempt Unitholders, it is possible that Units may now be held by persons who or which are not exempt from federal income taxation as a result of the loss of exempt status or by operation of law or because a foreign Unitholder is engaged in a U.S. trade or business and has effectively connected income from such U.S. trade or business. A taxable Unitholder will recognize gain or loss on a sale of Units pursuant to the Offer equal to the difference between (i) the Unitholder's "amount realized" on the sale and (ii) the Unitholder's adjusted tax basis in the Units sold. The "amount realized" with respect to a Unit sold pursuant to the Offer will be a sum equal to the amount of cash received by the Unitholder for the Unit plus the amount of Partnership liabilities allocable to the Unit (as determined under Code Section 752). The amount of a Unitholder's adjusted tax basis in Units sold pursuant to the Offer will vary depending upon the Unitholder's particular circumstances.

     A tendering Unitholder will be allocated a pro rata share of the Partnership's taxable income or loss with respect to the Units sold in accordance with the provisions of the Partnership Agreement concerning transfers of Units. Such allocation and any cash distributed by the Partnership to a Unitholder with respect to such Units will affect the Unitholder's adjusted tax basis in his Units and, therefore, the tax consequences to a taxable Unitholder of a sale of Units pursuant to the Offer. In this regard, a tendering Unitholder will be allocated a pro rata share of the Partnership's taxable income (or loss) with respect to Units sold pursuant to the Offer through the end of the calendar quarter in 1998 in which the sale is consummated, but will assign to the Purchaser all rights to receive distributions made in respect of such Units for any period after December 31, 1997.

     Based on the results of Partnership operations through September 30, 1997, and without giving effect to Partnership operations, transactions or distributions since that time, the Purchaser estimates that a taxable Unitholder who sells Units pursuant to the Offer that were acquired by such Unitholder at the time of the Partnership's original offering of Units will recognize a loss for federal income tax purposes of approximately $5 per Unit. Under the passive activity loss rules (discussed below), such loss generally should be deductible by a Unitholder who is subject to these rules from his other income (subject to any other applicable limitations) if the Unitholder sells all his Units. The Purchaser therefore estimates that a taxable non-corporate Unitholder who sells all his Units pursuant to this Offer and who acquired his Units in the Partnership's original offering will realize a net tax benefit of approximately $1 per Unit. The foregoing calculations are estimates based on the results of Partnership operations through September 30, 1997. The tax benefit calculation assumes that a loss on a sale of Units could be utilized currently to offset capital gains otherwise subject to federal income tax at a rate of 20%, and does not give effect to state or local taxes.

     The gain or loss recognized by a Unitholder on a sale of a Unit pursuant to the Offer generally will be treated as a capital gain or loss if the Unit was held by the Unitholder as a capital asset. (The portion of a Unitholder's gain on the sale that is attributable to "unrealized receivables" (which include accrued market discount and depreciation recapture) as defined in Code Section 751, however, would be treated as ordinary income rather than capital gain.) Such capital gain or loss will be treated as long-term capital gain or loss if the tendering Unitholder's holding period for the Unit exceeds 18 months. Under current law, long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum marginal federal income tax rate of 20%; however, gain attributable to straight-line depreciation deductions is taxed at a federal income tax rate of 25%. The maximum marginal federal income tax rate for other income of such persons is 39.6%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

     Under Code Section 469, a non-corporate taxpayer or personal service corporation can deduct passive activity losses in any year only to the extent of such person's passive activity income for such year, and closely held corporations may not offset such losses against so-called "portfolio" income.
 A loss recognized upon a sale of a Unit pursuant to the Offer by a Unitholder who is subject to the passive activity loss limitation generally would be treated as a passive activity loss under the passive activity loss rules even though the Partnership's interest income from mortgage loans is not treated as passive activity income under these rules. Such loss generally could be deducted in full in the year of sale (subject to any other applicable limitations) assuming the Unitholder sells all his Units pursuant to the Offer. If a Unitholder does not sell all of his Units pursuant to the Offer, then such loss could not be deducted by the Unitholder under the passive activity loss rules (except to the extent of the Unitholder's passive activity income, if any, from the Partnership or other sources) until the Unitholder's remaining Units are sold. Based on the Partnership's treatment of its mortgage loans as loans made in the ordinary course of a lending business, the Purchaser believes that gain, if any, recognized by a Unitholder upon a sale of a Unit pursuant to the Offer generally should qualify for treatment as passive activity income under these rules.

     A taxable Unitholder (other than corporations and certain foreign individuals) who tenders Units may be subject to 31% backup withholding unless the Unitholder provides a taxpayer identification number ("TIN") and certifies that the TIN is correct or properly certifies that he is awaiting a TIN. A Unitholder may avoid backup withholding by properly completing and signing the Substitute Form W-9 included as part of the Letter of Transmittal. If a Unitholder does not properly complete and sign the Substitute Form W-9, the Purchaser will withhold 31% (and, if the Unitholder fails to provide his taxpayer identification number, an additional $50 or such other amount as may be imposed by law) from payments to such Unitholder.


     In addition, under Section 1445 of the Code, the transferee of a partnership interest held by a foreign person is required under certain circumstances to deduct and withhold a tax equal to 10% of the amount realized on the disposition. The Purchaser will withhold 10% of the amount realized by a tendering Unitholder from the Purchase Price payable to such Unitholder unless the Unitholder properly completes and signs the FIRPTA Affidavit included as part of the Letter of Transmittal certifying the Unitholder's TIN, that such Unitholder is not a foreign person and the Unitholder's address.

     SECTION 7.  EFFECTS OF THE OFFER.

     LIMITATIONS ON RESALES. Pursuant to the Partnership Agreement, transfers of Units which in the opinion of counsel to the Partnership would cause a termination of the Partnership for federal income tax purposes (which termination may occur when 50% or more of the Units are transferred in a twelve-month period) are not permitted. Depending upon the number of Units tendered pursuant to the Offer, sales of Units on the secondary market for the twelve-month period following completion of the Offer may be limited.
The Partnership will not process any requests for transfers of Units during such twelve-month period which the General Partner believes may cause a tax termination. In determining the number of Units subject to the Offer, the Purchaser took this restriction into account so as to permit historical levels of transfers to occur after consummation of the Offer without violating this restriction.

     EFFECT ON TRADING MARKET. There is no established public trading market for the Units and, therefore, a reduction in the number of Unitholders should not materially further restrict the Unitholders' ability to find purchasers for their Units.

     CONTROL OF ALL UNITHOLDER VOTING DECISIONS BY PURCHASER. The Purchaser will have the right to vote each Unit purchased pursuant to the Offer. Depending on the number of Units purchased pursuant to the Offer, the Purchaser could be in a position to significantly influence all voting decisions with respect to the Partnership. Accordingly, the Purchaser could
(i) prevent non-tendering Unitholders from taking action they desire but that the Purchaser opposes and (ii) take action desired by the Purchaser but opposed by non-tendering Unitholders. Under the Partnership Agreement, Unitholders holding a majority of the Units are entitled to take action with respect to a variety of matters, including: removal and replacement of the General Partner; dissolution of the Partnership; the sale of all or substantially all of the Partnership's properties; material changes in the investment objectives and policies of the Partnership; and most types of amendments to the Partnership Agreement. When voting on such matters, the Purchaser will vote Units owned and acquired by it in its interest, which, because of its affiliation with the General Partner, may also be in the interest of the General Partner.

     The Units are registered under the Exchange Act, which requires, among other things, that the Partnership furnish certain information to its Unitholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, Unitholders. Purchase of Units pursuant to the Offer will not result in the Units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

     SECTION 8. FUTURE PLANS. The Purchaser is acquiring the Units for investment purposes and with a view to making a profit. Subject to the limitation on resales discussed in Section 7, following the completion of the Offer, the Purchaser may acquire additional Units. Any such acquisition may be made through private purchases or by any other means deemed advisable.
Any such acquisition may be at a price higher or lower than the price to be paid for the Units purchased pursuant to the Offer. Except as set forth herein, neither the Purchaser nor the General Partner have any present plans or intentions with respect to a merger, reorganization or liquidation of the Partnership, a sale of assets or financing of any of the Partnership's investments or a change in the management, capitalization or distribution policy of the Partnership. See "Section 9. Certain Information Concerning the Partnership" for information with respect to the potential sale of two properties. The General Partner is actively seeking investment opportunities for approximately $9,900,000 of Disposition Proceeds being held by the Partnership. In addition, in the future the General Partner may seek to raise from Unitholders through a rights offering additional funds for investment purposes. The Purchaser believes that consistent with its fiduciary obligations the General Partner will continue to review any investment or sale opportunities and will seek to maximize returns to investors in the Units.

     SECTION 9. CERTAIN INFORMATION CONCERNING THE PARTNERSHIP. Information included herein concerning the Partnership is derived from the Partnership's publicly-filed reports. Additional financial and other information concerning the Partnership is contained in the Partnership's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Commission. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549, and at the regional offices of the Commission located in the Northwestern Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The materials may also be reviewed through the Commission's Web site (http://www.sec.gov.).

     The Partnership was formed on February 11, 1986 under the laws of the State of Delaware as an investment medium primarily for tax-exempt investors. Its principal executive offices are located at 411 West Putnam Avenue, Suite 270, Greenwich, Connecticut 06830. Its telephone number is (203) 862-7444. The Partnership was formed for the purpose of investing primarily in participating mortgage loans and, to a lesser extent, land sale-leasebacks on improved, income producing real estate. Under the Partnership Agreement, the term of the Partnership will continue until December 31, 2010, unless sooner terminated as provided in the Partnership Agreement or by law.

     As of September 30, 1997, five mortgage loans (consisting of four first mortgage loans and one wraparound mortgage loan) funded by the Partnership in the aggregate amount of $20,450,000 were outstanding. In addition, on October 31, 1997, the Partnership funded an additional first mortgage loan in the principal amount of $6,500,000. The Partnership has also acquired, either through foreclosure or deed in lieu of foreclosure, fee simple title to two shopping centers and one office building. The following table sets forth information with respect to outstanding mortgage loan investments made by the Partnership as of September 30, 1997:

                                                                                INTEREST    CONTRACTUAL    CARRYING
                         INTEREST RATE                            MORTGAGE     RECOGNIZED     BALANCE        VALUE
                    -----------------------                        AMOUNT      SEPT. 30,     SEPT. 30,     SEPT. 30,
DESCRIPTION         CURRENT %     ACCRUED %   MATURITY DATE      ADVANCED(1)     1997         1997(2)       1997(3)
-----------         ---------     ---------   -------------      -----------   ----------   -----------    --------
SHOPPING
CENTERS
-----------
Lucky             8.41-10.00(5)   1.82-0(5)     May 2005         $2,200,000   $  166,154   $ 2,508,145   $ 2,240,580
Supermarket
Buena Park,
CA (4)

Avon Market             8.35         -          April 2003        3,750,000      204,066     3,656,433     3,656,433
Ctr.
Avon, CO (6)
DVL, Inc.              12.00         -          February 2000     2,000,000       99,266       820,932       820,932
(6)(7)

OFFICE
BUILDINGS
-----------
Bank of           9.36-10.24      3.0-0         May 1998          8,500,000      958,972    16,845,828     8,535,960
California
Seattle, WA
(4)
Lionmark                8.5          -          June 2003         4,000,000      249,676     3,907,525     3,907,525
Corp. Ctr.
Columbus, OH
(6)
                                                                -----------   ----------   -----------   -----------
                                                                $20,450,000   $1,678,134   $27,738,863   $19,161,430

1. All of the above mortgage loans are first mortgage loans except for the Bank of California loan which is a wraparound mortgage loan, subordinate to prior liens held by others with no recourse.
2. The contractual balance represents the original mortgage amount advanced plus accrued interest calculated in accordance with the loan agreements, less principal amortization received.
3. The carrying values of the above mortgage loans are inclusive of acquisition fees and accrued interest recognized and allowance for loan losses.
4. These loans are accounted for under the investment method.
5. In addition to the fixed interest, the Partnership is entitled to contingent interest in an amount equal to a percentage of the rent received by the borrower from the property securing the mortgage above a base amount, payable annually, and/or a percentage of the excess of the value of
   the property above a base amount, payable at maturity.   Approximately
   $6,000, $3,400 and $800 of contingent interest was earned during 1996, 1995, and 1994, respectively.
6. These loans are accounted for under the interest method.
7. This loan was made in February 1997. On July 30, 1997, the Partnership received prepayment of $1,075,000, of which approximately $1,032,000 was applied to the principal balance of the loan with the remainder applied to interest and a yield maintenance fee.

ADDITIONAL MORTGAGE LOAN INVESTMENT. On October 31, 1997, the Partnership funded a first mortgage loan to Oliveye Hotel Limited Partnership in the principal amount of $6,500,000. The loan has an annual interest rate of 11% and is payable monthly. The loan is secured by the Crowne Plaza Hotel located in Cincinnati, Ohio, and matures in October 2000.

REAL PROPERTY. The Partnership owns the following shopping centers and office buildings which it acquired either through foreclosure proceedings or by obtaining a deed-in-lieu of foreclosure.


         Property                          Description
         --------                          -----------

         Garfinkel Shopping Center         2 story facility with 93,384 rentable
         Landover, Maryland                sq. ft. located on 4.93 acres


         Groton Shopping Center            118,938 gross leasable square feet
         Groton, Connecticut               located on 17 acres

         Office Building                   82,566 square foot building
         Arlington, Texas

     The Garfinkel Shopping Center, which was acquired by the Partnership on December 21, 1992 in a foreclosure sale, is presently vacant. The building contains asbestos and, as of September 30, 1997, the Partnership had an unexpended asbestos reserve aggregating $443,050. The Partnership does not plan to commence removal of the asbestos until a purchaser or tenant for the property is identified. The Partnership also had an accrued common area maintenance liability of $662,328 as of September 30, 1997. The property has been marketed for sale or lease-up by the Partnership since it became vacant in early 1993.

     The Groton Shopping Center was acquired by foreclosure on December 9, 1993. It is a neighborhood strip shopping center which was approximately 76.6% occupied as of January 1, 1998.

     The office building in Arlington was acquired by a deed-in-lieu of foreclosure on September 30, 1997. The property is currently 100% occupied and the Partnership has entered into a contract to sell the property for $1,600,000.

REAL ESTATE AND ACCUMULATED DEPRECIATION. The following table sets forth as of December 31, 1996 certain information with respect to the properties owned by the Partnership.

                                                           COSTS CAPITALIZED
                           INITIAL COST TO PARTNERSHIP  SUBSEQUENT TO ACQUISITION            GROSS AMOUNT AT CLOSE OF PERIOD
                           ---------------------------  -------------------------            -------------------------------
                                          BUILDINGS                                           BUILDINGS
                                             AND                       CARRYING                  AND         WIRTE-DOWN FOR
DESCRIPTION   ENCUMBRANCES    LAND      IMPROVEMENTS    IMPROVEMENTS     COSTS      LAND     IMPROVEMENTS      IMPAIRMENT
-----------   ------------    ----      ------------    ------------   --------     ----     ------------    --------------
Garfinkel
Shopping         $ -       $  640,000    $2,560,000      $   -         $84,404   $  640,000   $2,644,404     $    -
Center
Landover, MD

Groton                                                                            1,820,000    5,177,786      (1,860,000)
Shopping           -        1,820,000     4,680,000       497,786         -
Center                     ----------    ----------      --------                ----------   ----------     ------------
Groton, CT

TOTAL            $ -       $2,460,000    $7,240,000      $497,788      $84,404   $2,460,000   $7,822,190     $(1,860,000)
                 -----     ----------    ----------      --------      -------   ----------   ----------     ------------
                 -----     ----------    ----------      --------      -------   ----------   ----------     ------------



                                                      LIFE ON WHICH
                                                      LATEST INCOME
              ACCUMULATED     DATE OF        DATE       STATEMENT
   TOTAL      DEPRECIATION  CONSTRUCTION   ACQUIRED    IS COMPUTED
   -----      ------------  ------------   --------  --------------
                                                       40 YEARS
                                                     STRAIGHT-LINE
$3,284,404     $265,140         N/A        12/21/92      METHOD

                                                       40 YEARS
                                                     STRAIGHT-LINE
 5,137,786      379,892         N/A        12/9/93      METHOD
----------     --------

$8,422,190     $645,032
----------     --------
----------     --------

SELECTED FINANCIAL DATA. Set forth below is a summary of certain financial information with respect to the Partnership for the periods indicated (dollars in thousands except per unit amounts). The quarterly data is unaudited.

                            NINE MONTHS ENDED
                               SEPTEMBER 30,                            YEAR ENDED DECEMBER 31,
                           --------------------    -----------------------------------------------------------------
                             1997         1996        1996         1995          1994         1993          1992
                             ----         ----        ----         ----          ----         ----          ----
Revenues                   $ 3,527      $ 3,586    $ 4,748       $ 4,130       $ 3,824      $ 4,115       $ 3,512

Net Income                 $ 3,287      $   522    $ 1,244(5)    $   254(4)    $ 1,864      $ 1,634(3)    $ 1,296(2)

Net Income
 Per Unit(1)               $   .57      $   .09    $   .22(5)    $   .04(4)    $   .32      $   .28(3)    $   .23(2)

Distributions
 Per Unit(1)               $  0.33      $   .33    $   .44       $   .24       $   .28      $   .34       $   .24

Total Assets               $50,274      $48,795    $48,916       $49,731       $50,607      $50,491       $50,295

Partner's Equity           $48,337      $46,857    $46,947       $48,232       $49,358      $49,103       $49,424

(1)             Per Unit amounts were computed based on 5,690,843 Units.
(2)             Net of provision for loan losses of $800 or $.14 per Unit.
(3)             Net of provision for loan losses of $750 or $.13 per Unit.
(4)             Net of write-down for impairment of $1,860 or $.32 per Unit.
(5)             Net of provision for loan losses of $1,548 or $.27 per Unit.

     LITIGATION. On February 6, 1998, Everest Investors 8, LLC commenced an action in the Superior Court of the State of California for the County of Los Angeles against, among others, the Partnership and the General Partner. In the action, Everest alleged, among other things, that the Partnership and the General Partner breached the provisions of the Partnership Agreement by refusing to recognize transfers to Everest of Units purportedly acquired pursuant to the Everest Offer (the "Everest Tender Units"). Everest sought injunctive relief (i) directing the recognition of the transfers to Everest of the Everest Tender Units and the admission of Everest as a limited partner with respect to the Everest Tender Units and (ii) enjoining the transfer of the Everest Tender Units to any other party. Everest's motion for a temporary restraining order was denied on February 6th. A hearing on a preliminary injunction is scheduled for February 26th. The Partnership and the General Partner believe that Everest's claims are without merit and intend to vigorously contest the action.

     SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. The General Partner, the Purchaser and their affiliates have certain conflicts of interest with respect to the Offer as set forth below.

     VOTING BY THE PURCHASER. As a result of the Offer, the Purchaser may be in a position to significantly influence all Partnership decisions on which Unitholders may vote. This means that (i) non-tendering Unitholders could be prevented from taking action they desire but that the Purchaser opposes and
(ii) the Purchaser may be able to take action desired by the Purchaser but opposed by non-tendering Unitholders. (See "Section 7. Effects of the Offer".)

     TRANSACTIONS WITH AFFILIATES. For management of the affairs of the Partnership, Resources Capital Corp., the Administrative General Partner, is entitled to receive a management fee equal to 1.75% per annum of the average month-end net asset value of the Partnership. For the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997, the Administrative General Partner earned $775,060, $736,256, $743,736 and $540,290, respectively.

     For the servicing of mortgage loans made by the Partnership, Resources Pension Advisory Corp., the Investment General Partner, is entitled to receive a mortgage servicing fee of 1/4 of 1% per annum of the principal balances loaned. During the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997, the Investment General Partner earned $76,184, $64,149, $67,725 and $50,996, respectively.

     On December 9, 1993, the Partnership entered into a supervisory management agreement with Resources Supervisory Management Corp. ("RSMC"), an affiliate of the General Partner, to perform certain functions relating to supervising the management of the Groton property. As such, RSMC is entitled to receive as compensation for its supervisory management services, the greater of 6% of annual gross revenues from the Groton property when leasing services are performed or 3% of gross revenue when no leasing services are performed. During 1994, RSMC entered into an agreement with an unaffiliated local management company to perform such services on behalf of the Partnership. The terms of this agreement are substantially the same as the agreement entered into between the Partnership and RSMC. There was no supervisory management fee earned by RSMC for the years ended December 31, 1996, 1995 and 1994, or for the quarterly period ended September 30, 1997.

     The General Partner is allocated 1% of net income, loss and cash flow distributions of the Partnership.

     SECTION 11. CERTAIN INFORMATION CONCERNING THE PURCHASER. The Purchaser, a newly-formed Delaware corporation, was formed for the purpose of acquiring Units in the Offer. The Purchaser is indirectly wholly-owned by Presidio Capital Corp. ("Presidio"). The principal executive offices of the Purchaser are located at 411 West Putnam Avenue, Greenwich, Connecticut 06830.

     Presidio is a British Virgin Islands corporation, the Class A common shares of which are registered under Section 12(g) of the Exchange Act. Presidio was formed to purchase substantially all of the assets of Integrated Resources Inc. ("Integrated") in November 1994 pursuant to Integrated's plan of reorganization under Chapter 11 of the United States Bankruptcy Code. Presidio acquired control of the General Partner as part of such transaction.

     For certain information concerning the executive officers and directors of the Purchaser and Presidio, see Schedule 1 to this Offer to Purchase.

     Except as otherwise set forth herein, (i) neither the Purchaser, Presidio, to the best of Purchaser's knowledge, the persons listed on
Schedule 1, nor any affiliate of the foregoing beneficially owns or has a right to acquire any Units, (ii) neither the Purchaser, Presidio, to the best of Purchaser's knowledge, the persons listed on Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of the Purchaser or Presidio has effected any transaction in the Units within the past 60 days,
(iii) neither the Purchaser, Presidio, to the best of Purchaser's knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of the Purchaser or Presidio, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of the Purchaser, Presidio, or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions between the Purchaser, Presidio, or, to the best of Purchaser's knowledge, the persons listed on Schedule 1, on the one hand, and the Partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     Between December 8, 1997 and February 11, 1998, Presidio Partnership II Corp., an affiliate of the Purchaser, acquired an aggregate of 23,189.44 Units in secondary market transactions at prices ranging from $5.50 to $5.70 per Unit.

     SECTION 12. SOURCE OF FUNDS. A maximum of $12,000,000 (exclusive of fees and expenses) would be required to purchase the Units sought in the Offer, if tendered. The Purchaser presently contemplates that it will obtain the funds necessary to consummate the Offer (including fees and expenses) from capital contributions directly or indirectly from Presidio, which has a net worth substantially in excess of the amount required to purchase the Units.

     SECTION 13.  PURCHASE PRICE CONSIDERATIONS.

     The Purchaser has set the Purchase Price at $6.00 net per Unit. The Purchaser established the Purchase Price by analyzing a number of quantitative and qualitative factors, including: (i) recent secondary market prices; (ii) the lack of liquidity of an investment in the Partnership; and
(iii) the estimated Net Asset Value per Unit.

     Secondary sales activity for the Units, including privately negotiated sales, has been limited and sporadic. At present, privately negotiated sales and sales through intermediaries are the only means available to a Unitholder to liquidate an investment in Units (other than the Offer) because the Units are not listed or traded on any exchange or quoted on any Nasdaq list or system. According to Partnership Spectrum, an independent third party industry publication, between October 1, 1997 and November 30, 1997, there were only 16 reported trades in the secondary market (for a total of 12,592 Units) which were made at between a high of $5.50 per Unit and a low of $4.80 per Unit, with a weighted average price of $5.25 per Unit. Such prices do not take into account commissions and other transactional costs payable by sellers of Units (which typically range between 8% and 10% of the reported selling price). ASSUMING COMMISSIONS AND TRANSACTIONAL COSTS OF 9%, UNITHOLDERS WOULD RECEIVE $4.78 OF THE $5.25 WEIGHTED AVERAGE SELLING PRICE REFERRED TO ABOVE. Unitholders who tender their Units will not be obligated to pay any commissions or Partnership transfer fees. In addition, although not reported in Partnership Spectrum, an affiliate of the Purchaser acquired approximately 6,697 Units during the aforementioned period for $5.70 per Unit.

     In the latter part of 1997, Everest Investors 8, LLC, an independent third party, commenced an offer to purchase up to 4.9% of the outstanding Units for $5.00 per Unit. The Everest Offer expired on December 19, 1997. The General Partner informed Unitholders that a transfer of Units pursuant to the Everest Offer would be in violation of the Partnership Agreement, and subsequently notified Everest that transfers pursuant to the Everest Offer would not be recognized. (See "Section 9. Certain Information Concerning the Partnership." for information with respect to an action commenced by Everest against, among others, the Partnership and the General Partner.)

     THE PURCHASER IS OFFERING TO PURCHASE UNITS WHICH ARE A RELATIVELY ILLIQUID INVESTMENT AND IS NOT OFFERING TO PURCHASE THE PARTNERSHIP'S UNDERLYING ASSETS. Consequently, the Purchaser does not believe that the underlying asset value of the Partnership is determinative in arriving at the Purchase Price. Nevertheless, using the following methodology, the Purchaser derived an estimated net asset value for the Partnership.

     With respect to the Partnership's mortgage investments, in estimating the Net Asset Value, the Purchaser valued four of the six mortgages (Avon Market Center, DVL, Inc., Lionmark Corporate Center and Crowne Plaza) at the contractual balances for such mortgages as of September 30, 1997 (November 1, 1997 with respect to Crowne Plaza) (which contractual balances were $3,656,433, $820,932, $3,907,525 and $6,500,000, respectively), based on the
Purchaser's belief that the underlying property values of these mortgages are sufficient to enable the applicable mortgagor to satisfy the mortgage. The contractual balance represents the original mortgage amount advanced plus accrued interest calculated in accordance with the loan agreements, less principal amortization received. The Purchaser valued the Lucky Supermarket mortgage, which as of September 30, 1997 had a contractual balance of $2,508,145, at $2,120,000 (representing a 15.5% discount from the contractual balance) based on the Purchaser's belief that the underlying property value of this mortgage may not be sufficient to enable the mortgagor to satisfy the mortgage. The Purchaser arrived at such conclusion by dividing the annualized net operating income of the property as of September 30, 1997 of $254,407 by a 12% capitalization rate. The Partnership valued the Bank of California mortgage, which as of September 30, 1997 had a contractual balance of $16,845,828, at $11,792,080 (representing a 30% discount from the contractual balance). The mortgagor at the Bank of California property filed for bankruptcy protection in August 1993 and a Plan of Reorganization with respect to the mortgagor was approved in September 1995. The mortgage is scheduled to be paid by June 1998, but pursuant to the Plan of Reorganization may be extended for an additional three year period upon payment of an extension fee to the Partnership. While the Purchaser believes that the value of the property underlying the Bank of California mortgage is sufficient to enable the mortgagor to satisfy the contractual balance of the mortgage in full, as a result of uncertainties relating to the mortgagor bankruptcy the Purchaser has valued the Bank of California mortgage at a discount from its contractual balance. As a result of the foregoing analysis, the Purchaser estimates the aggregate value of the Partnership's mortgage investments at $28,796,970.

     With respect to the Arlington, Texas property, in determining the Net Asset Value, the Purchaser reduced the $1,600,000 contractual sales price for the property by estimated selling expenses of $200,000, resulting in an estimated value of $1,400,000. The Purchaser estimated the value of the Groton Shopping Center by dividing the property's net operating income for 1997 (actual property revenues minus actual property expenses during such period), by a 12% capitalization rate, resulting in an estimated value of $5,163,800. The Purchaser estimated the value of the Garfinkel Shopping Center (which is vacant) by dividing estimated income for such property (based on market rent of $2.25 per square foot), by an 10.5% capitalization rate. This amount was then reduced to account for (i) estimated leasing costs of $251,692, (ii) estimated asbestos removal costs of $443,050, (iii) estimated roof repair costs of $99,384 and (iv) accrued common area maintenance charges of $662,328, resulting in a value of $544,632 for the Garfinkel Shopping Center. As a result of the foregoing analysis, the Purchaser estimates the aggregate value of the Partnership's real estate properties at $7,108,432.

     THE PURCHASER BELIEVES THAT THE CONTRACTUAL BALANCE DISCOUNTS, CAPITALIZATION RATES AND OTHER ASSUMPTIONS USED BY IT ARE WITHIN RANGES WHICH ARE APPROPRIATE FOR VALUING THE PARTNERSHIP'S ASSETS. THE UTILIZATION OF DIFFERENT DISCOUNTS, CAPITALIZATION RATES AND ASSUMPTIONS COULD ALSO BE APPROPRIATE. IN THIS REGARD, UNITHOLDERS SHOULD BE AWARE THAT THE USE OF LOWER DISCOUNTS AND CAPITALIZATION RATES WOULD RESULT IN A HIGHER VALUE FOR THE PARTNERSHIP'S MORTGAGE AND REAL ESTATE INVESTMENTS, RESPECTIVELY. SIMILARLY, AN INCREASE IN NET OPERATING INCOME OR MARKET RENTS WOULD RESULT IN HIGHER VALUES FOR THE PARTNERSHIP'S REAL ESTATE PROPERTIES. FURTHER, UNITHOLDERS SHOULD UNDERSTAND THAT WHILE THE PURCHASER EMPLOYED THE METHODOLOGY DESCRIBED IN THIS SECTION 13 IN DETERMINING THE NET ASSET VALUE, THERE MAY BE ALTERNATIVE VALUATION METHODS THAT WOULD YIELD DIFFERING VALUES.

     To determine the Net Asset Value per Unit, the Purchaser added to the $35,905,402 aggregate value of the Partnership's investments, the $14,405,461 of estimated net current assets and liabilities of the Partnership as of December 31, 1997 (including as a liability for such purposes, the $.11 per Unit distribution to be paid by the Partnership during the first quarter of
1998), resulting in a Net Asset Value per Unit of approximately $8.75 (based upon the percentage of proceeds to which Unitholders are entitled).

     The Purchaser believes that realization of the Net Asset Value by the Partnership may be impacted by factors generally affecting real estate. In addition, other than with respect to the Arlington, Texas property, the Net Asset Value per Unit does not reflect costs associated with liquidating the Partnership's assets. The Partnership is not required to liquidate for a number of years, and, except for the Garfinkel Shopping Center and the Arlington, Texas property, the General Partner does not have any present plans or intentions to sell any of the Partnership's investments. The Partnership is also actively seeking new investment opportunities.

     Pursuant to the provisions of the Partnership Agreement, the General Partner provides Unitholders with estimates of the fair market value of the Partnership's assets in order to enable Unitholders to comply with ERISA reporting requirements. As of December 31, 1996, the General Partner estimated a value of $8.26 per Unit. The General Partner has most recently estimated the value as of September 30, 1997 at $8.33 per Unit. The foregoing estimates were based on the book value of the Partnership's assets, determined in accordance with generally accepted accounting principles, as of such dates.

     The Purchase Price represents the price at which the Purchaser is willing to purchase Units. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Purchase Price and no representation is made by the Purchaser, the General Partner or any affiliate of the Purchaser or the General Partner as to such fairness. Other measures of the value of the Units may be relevant to Unitholders. Unitholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Units.

     SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by the Offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or pay for any Units not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Units if, at any time on or after the date of the Offer and before the acceptance of such Units for payment or the payment therefor, or the later thereof, as applicable and as determined by the Purchaser, any of the following conditions exists:

          (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Units by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Units, including, without limitation, the right to vote any Units acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Partnership's Unitholders, (iii) requires divestiture by the Purchaser of any Units, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer, or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Partnership;

          (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

          (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Partnership, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Partnership, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Units;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

          (e) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any Units pursuant to the Offer, or otherwise directly or indirectly relating to the Offer, or otherwise, in the reasonable judgment of the Purchaser, adversely affecting the Purchaser or the Partnership.

     The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser regardless of the circumstances giving rise to such conditions or may be waived by the Purchaser in whole or in part at any time and from time to time in its sole discretion. Any determination by the Purchaser concerning the events described above will be final and binding upon all parties. Notwithstanding anything to the contrary set forth in this
Section 14, all conditions set forth in this Section 14 must be satisfied or waived prior to the Expiration Date.

     SECTION 15.  CERTAIN LEGAL MATTERS.

     GENERAL. Except as set forth in this Section 15, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Units by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention
that such additional approval or action would be sought.   While there is no
present intent to delay the purchase of Units tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Partnership's business, or that certain parts of the Partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Units thereunder. The Purchaser's obligation to purchase and pay for Units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

     ANTITRUST. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Units contemplated by the Offer.

     MARGIN REQUIREMENTS. The Units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

     STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, securityholders, principal executive offices or principal places of business therein. Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Units tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Units tendered.

     SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Units pursuant to the Offer. The Purchaser has retained The Herman Group, Inc., to act as Information Agent and as Depositary in connection with the Offer. The Purchaser will pay The Herman Group, Inc. reasonable and customary compensation for its respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses. The Purchaser will also pay all costs and expenses of printing and mailing the Offer and its legal fees and expenses.

     SECTION 17. MISCELLANEOUS. The Purchaser is not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Units residing in such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser has filed with the Commission a Schedule 14D-1, pursuant to Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The
Schedule 14D-1 and any amendments thereto, including exhibits, may be inspected and copies may be obtained at the same places and in the same manner as set forth in Section 9 hereof (except that they will not be available at the regional offices of the Commission).

                                                                    Appendix A
                                   GLOSSARY
                                   --------

BUSINESS DAY: Any day other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time

CODE:  The Internal Revenue Code of 1986, as amended

COMMISSION:  The Securities and Exchange Commission

DEPOSITARY:  The Herman Group, Inc.

ELIGIBLE INSTITUTION: A member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States

EXCHANGE ACT:  Securities Exchange Act of 1934, as amended

EXPIRATION DATE: 12:00 Midnight, New York City Time on March 17, 1998, unless and as extended

GENERAL PARTNER: Resources Capital Corp., Presidio AGP Corp. and Resources Pension Advisory Corp., collectively, the general partners of the Partnership

INFORMATION AGENT:  The Herman Group, Inc.

NET ASSET VALUE: The Purchaser's estimate of the net asset value of the Partnership, as determined in Section 13 of the Offer to Purchase

OFFER: This offer of the Purchaser set forth in this Offer to Purchase and the related Letter of Transmittal, as each may be supplemented or amended from time to time

OFFER TO PURCHASE:  This Offer of the Purchaser, dated February 18, 1998.

PARTNERSHIP:  Resources Pension Shares 5, L.P.

PURCHASE PRICE: The amount of cash paid to each Unitholder for each Unit tendered upon consummation of the Offer

PURCHASER:  Presidio RPS Acquisition Corp.

TIN:  Taxpayer identification number

UNITHOLDERS:  Holders of Units

UNITS:  Units of Limited Partnership Interest

                                  SCHEDULE 1

            INFORMATION WITH RESPECT TO THE EXECUTIVE OFFICERS
         AND DIRECTORS OF THE PURCHASER AND PRESIDIO CAPITAL CORP.

     Set forth below is the name, current business address, present principal occupation, and employment history for at least the past five years of each director and executive officer of the Purchaser and Presidio Capital Corp. Each person listed below is a citizen of the United States.


                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                   MATERIAL OCCUPATION, POSITION, OFFICE
                   OR EMPLOYMENT FOR THE PAST FIVE YEARS
                   -------------------------------------

     David King, 35, has been an Executive Vice President, a director and Assistant Treasurer of Presidio since November 1997 and a director and the President and Chief Executive Officer of the Purchaser since February 1998. He is also an officer of the General Partner. Mr. King joined Northstar Capital Partners LLC, a real estate investment company, in November 1997. Previously he was a Senior Vice President of Finance at Olympia & York Companies (USA). Prior to joining Olympia & York in 1990, Mr. King worked for Bankers Trust in its real estate finance group. Mr. King's current business address is 527 Madison Avenue, New York, New York 10022.

     Allan B. Rothschild, 36, has been an Executive Vice President of Presidio since December 1997 and a director, vice president and the Secretary of the Purchaser since February 1998. He is also an officer of the General Partner. Mr. Rothschild joined Northstar Presidio Management Company, LLC, an affiliate of Northstar Capital Partners LLC, in December 1997. Previously he was the Senior Vice President and General Counsel of Newkirk Limited Partnership where he managed a large portfolio of net-leased real estate assets. Prior to joining Newkirk, Mr. Rothschild was associated with the law firm of Proskauer, Rose LLP in its real estate group. Mr. Rothschild's current business address is 411 West Putnam Avenue, Suite 270, Greenwich, Connecticut 06830.

     Lawrence R. Schacter, 41, has been Senior Vice President and Chief Financial Officer of Presidio since January 1998 and a director and vice president of the Purchaser since February 1998. He is also an officer of the General Partner. Mr. Schacter joined Northstar Presidio Management Company, LLC, an affiliate of Northstar Capital Partners LLC, in 1998. Previously he was the Controller at CB Commercial/Hampshire, LLC from 1996 to 1997. Prior to joining CB, Mr. Schacter held the position of Controller at Goodrich Associates in 1996 and at Greenthal/Harlan Realty Services Co. from 1992 to 1995. Mr. Schacter, who holds a CPA, graduated from Miami University (Ohio). Mr. Schacter's current business address is 411 West Putnam Avenue, Suite 270, Greenwich, Connecticut 06830.

     Charles Humber, 24, has been a Vice President of Presidio since November 1997 and a Vice President of the Purchaser since February 1998. He is also an officer of the General Partner. Mr. Humber joined Northstar Capital Partners LLC in September 1997. Previously he worked for Merrill Lynch's Real Estate Investment Banking Group from 1996 to 1997. Mr. Humber graduated from Brown University with a B.A. in international relations and organizational behavior and management which is where he was prior to 1996. Mr. Humber's current business address is 527 Madison Avenue, New York, New York 10022.

     Kevin Reardon, 39, has been a Vice President, Secretary, Treasurer and a director of Presidio since November 1997. Mr. Reardon joined Northstar Capital
Partners LLC in 1997.   He is also an officer of the General Partner.
Previously he was the Controller at Lazard Freres Realty Estate Investors from 1996 to 1997. Prior to joining Lazard Freres, Mr. Reardon was the Director of Finance in charge of European expansion at the law firm of Dewey Ballantine from 1993 to 1996. Prior to 1993, Mr. Reardon held a financial position at Hearst - ABC -

Viacom Entertainment Services. Mr. Reardon, who hold a CPA, graduated from Fordham University with a B.S. in Accounting. Mr. Reardon's current business address is 527 Madison Avenue, New York, New York 10022.

     Richard Sabella, 42, has been the President and a director of Presidio since November 1997. Mr. Sabella joined Northstar Capital Partners LLC in November 1997. He is also an officer of the General Partner. Previously he was the head of real estate and a partner at the law firm of Cahill, Gordon & Reindel since 1989. Mr. Sabella has also been associated with the law firms of Milgrim, Thomajian, Jacobs & Lee, P.C. and Cravath, Swaine & Moore. Mr. Sabella's current business address is 527 Madison Avenue, New York, New York 10022.

     W. Edward Scheetz, 33, has been a director of Presidio since November 1997. Mr. Scheetz co-founded Northstar Capital Partners LLC with David Hamamoto in July 1997. He is also an officer of the General Partner. Previously he was a partner at Apollo Real Estate Advisors L.P. since 1993. From 1988 to 1993, Mr. Scheetz was a principal with Trammell Crow Ventures. Mr. Scheetz' current business address is 527 Madison Avenue, New York, New York 10022.

     David Hamamoto, 38, has been a director of Presidio since November 1997. Mr. Hamamoto co-founded Northstar Capital Partners LLC with W. Edward Scheetz in July 1997. He is also an officer of the General Partner. Previously he was a partner and co-head of the Real Estate Principal Investment Area at Goldman, Sachs & Co., where he initiated the effort to build a real estate principal investment business in 1988 under the auspices of the Whitehall Funds. Mr. Hamamoto's current business address is 527 Madison Avenue, New York, New York 10022.

     The Letter of Transmittal and any other required documents should be sent or delivered by each Unitholder or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address set forth below:


                           THE HERMAN GROUP, INC.



  By Hand, Mail or Overnight Delivery:     2121 San Jacinto Street
                                           26th Floor
                                           Dallas, Texas  75201


                         By Facsimile:     (214) 999-9348 or (214) 999-9323


        For Telephone Information contact the Information Agent at:

                                (800) 992-6209






     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be directed to the Purchaser at the telephone number and address listed above. You may also contact your broker for assistance concerning the Offer.